Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2018 Operating Results

VALLEY COTTAGE, NY—March 18, 2019—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues for the year ended December 31, 2018 increased to $13.89 million up 4% compared to 2017. The Company reported a pre-tax loss of $192,200 for 2018 compared to $230,700 in the prior year.  Net loss for 2018 was $179,300 compared to net income of $12,100 in the prior year, as the Company recorded a benefit from income taxes of almost $221,000 in 2017 related to the lowering corporate income tax rates from a maximum of 35% to a flat 21% rate effective January 1, 2018. Cash and cash equivalents at the end of 2018 decreased to $8.07 million from the 2017 year-end balance of $8.74 million.

Jerry Flum, CEO, said, “We’re continuing to follow our long-term business strategy of investing in infrastructure and new data content to make our product more attractive, realizing that while this strategy reduces our profitability in the short-term it will enhance our long-term prospects. Additionally, we continue to be debt-free and our strong balance sheet provides us with financial flexibility to manage our company to achieve our long-term goals.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Operating revenues	$13,891,004	$13,385,068

Operating expenses:
Data and product costs	5,764,535	5,426,779
Selling, general and administrative expenses	8,257,619	8,044,256
Depreciation and amortization	190,156	191,960

Total operating expenses	14,212,310	13,662,995

Loss from operations	(321,306)	(277,927)
Other income, net	129,111	47,216

Loss before income taxes	(192,195)	(230,711)
Benefit from income taxes	12,863	242,781

Net income (loss)	$(179,332)	$12,070

Net income (loss) per share of common stock:
Basic and diluted	$(0.02)	$0.00

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$8,066,899	$8,735,148
Accounts receivable, net of allowance of $30,000	2,454,585	2,139,707
Other current assets	561,861	530,699

Total current assets	11,083,345	11,405,554

Property and equipment, net	543,762	437,216
Goodwill	1,954,460	1,954,460
Other assets	35,613	23,463

Total assets	$13,617,180	$13,820,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Unexpired subscription revenue	$8,738,445	$8,304,877
Accounts payable	94,767	58,901
Accrued expenses	1,311,218	1,344,526

Total current liabilities	10,144,430	9,708,304

Deferred taxes on income, net	490,381	514,333
Other liabilities	24,537	15,748

Total liabilities	10,659,348	10,238,385

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,650,760	29,559,784
Accumulated deficit	(26,800,152)	(26,084,700)

Total stockholders’ equity	2,957,832	3,582,308

Total liabilities and stockholders’ equity	$13,617,180	$13,820,693

About CreditRiskMonitor

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects more than $140 billion of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, ”expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.